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                                                                     EXHIBIT 1.2

                              LEHMAN BROTHERS INC.
                            SALOMON SMITH BARNEY INC.
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                              HAMBRECHT & QUIST LLC
                          J. P. MORGAN SECURITIES INC.
                 As Representatives of the Several Underwriters
                            C/O LEHMAN BROTHERS INC.
                              3 World Trade Center
                            New York, New York 10285

                                  Common Stock

                                 TERMS AGREEMENT

                                                         Dated: February 1, 2000

To:   METRICOM, INC.
      980 University Avenue
      Los Gatos, California 95032


               Re: Underwriting Agreement dated February 1, 2000.

Dear Sirs:

        We (the "Representatives") understand that Metricom, Inc., a Delaware corporation, (the "Company"), proposes to issue and sell 5,000,000 shares of its common stock, par value $.001 per share (the "Common Stock"). This Agreement is a Terms Agreement referred to in the underwriting agreement dated February 1, 2000 (the "Underwriting Agreement"). Terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Underwriting Agreement. Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the amount of Common Stock and at the terms set forth below.

                                                   SHARES OF
           UNDERWRITER                            COMMON STOCK
           -----------                            ------------
        Lehman Brothers Inc.                       1,425,000
        Salomon Smith Barney Inc.                  1,425,000
        Merrill Lynch, Pierce, Fenner                950,000
           & Smith Incorporated
        Hambrecht & Quist LLC                        240,000
        J. P. Morgan Securities Inc.                 240,000
        ABN AMRO Incorporated                         60,000


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
        Bear, Stearns & Co. Inc.                        60,000
        Credit Suisse First Boston Corporation          60,000
        Fidelity Capital Markets, a division of
           National Financial Services Corp.            60,000
        Goldman, Sachs & Co.                            60,000
        ING Barings LLC                                 60,000
        PaineWebber Incorporated                        60,000
        Warburg Dillon Read LLC                         60,000
        Ameri-First Securities                          30,000
        William Blair & Company, L.L.C.                 30,000
        Legg Mason Wood Walker, Incorporated            30,000
        Pacific Crest Securities                        30,000
        Brad Peery Inc.                                 30,000
        Raymond James & Associates, Inc.                30,000
        The Robinson-Humphrey Company, LLC              30,000
        Sands Brothers & Co., Ltd.                      30,000

        TOTAL                                        5,000,000


        TERMS
        -----

        TITLE OF SECURITY: Common Stock

        CURRENCY: US Dollars

        ANNUAL CASH DIVIDEND RATE: None required

        PAYABLE: From time to time at discretion of Board of Directors

        LIQUIDATION PREFERENCE PER SHARE: N/A

        PUBLIC OFFERING PRICE: $87.00 PER SHARE

        PURCHASE PRICE: $82.65 PER SHARE

        CONCESSION TO SELECTED DEALERS: Up to $2.61 Per Share

        REALLOWANCE TO BROKER DEALERS: Up to $0.10 Per Share

        LISTING REQUIREMENT: Nasdaq Stock Market

        CONVERTIBLE: No

        INITIAL CONVERSION PRICE: Not applicable


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        OTHER CONVERSION PROVISIONS: Not applicable

        DELIVERY DATE AND LOCATION: February 7, 2000 at the offices of Weil,
               Gotshal & Manges LLP, 2882 Sandhill Road, Suite 280, Menlo Park, California 94025 at 10:00 a.m., New York City time.

        ADDITIONAL REPRESENTATIONS, IF ANY: The Company represents, warrants and agrees as follows:

               1. To use the proceeds from the sale of the Common Stock in the manner described in the Prospectus Supplement relating to the Common Stock under the caption "Use of Proceeds."

               2. Not to take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock in violation of the Exchange Act or any applicable rules of the Nasdaq National Market. Except as permitted by the Securities Act, neither the Company nor any of its subsidiaries will distribute any (i) Prospectus,
        (ii) Prospectus Supplement, or (iii) other offering material in connection with the offering and sale of the Common Stock. Neither the Company nor any of its subsidiaries has (A) taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company or any of its subsidiaries to facilitate the sale or resale of the Common Stock or (B) since the date of the Preliminary Prospectus Supplement (1) sold, bid for, purchased or paid any person any compensation for soliciting purchases of the Common Stock or (2) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company or any of its subsidiaries.

               3. There exist no conditions that would constitute a material default (or an event which with notice or the lapse of time, or both, would constitute a material default) under the Underwriting Agreement or any other Terms Agreement relating thereto or the Common Stock.

               4. Each certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Representatives on the Delivery Date shall be deemed to be a representation and warranty by the Company, as the case may be, to the Representatives as to the matters covered thereby.

               5. All licenses and authorizations issued by the Federal Communications Commission ("FCC") and state authorities governing telecommunications matters (the "Licenses") required for the operation of the business of the Company and its subsidiaries are in full force and effect there are


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        no pending modifications, amendments or revocation proceedings which would adversely affect the operation of any of the telecommunications business currently owned by the Company and its subsidiaries (the "Businesses"). All fees requested by governmental authorities pursuant to the rules governing Licenses have been paid. No event has occurred with respect to the Licenses held by the Company, or its subsidiaries, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any Licenses. Each of the Company and its subsidiaries is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any governmental authority, which would cause the termination, suspension, cancellation or non-renewal of any of the Licenses, or the imposition of any penalty or fine (that is material to the Company and its subsidiaries, taken as a whole) by any regulatory authority. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution, delivery and performance of this Terms Agreement or any other agreement relating to the transactions contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby, and the issuance and delivery of the Common Stock, to avoid the loss of any such License, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any applicable law thereto.

               6. The Company and its subsidiaries have reviewed the areas within their business and operations which could reasonably be expected to have an "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) that would have a material adverse effect on the Company and have developed a program to address on a timely basis any such problem, and (ii) based on such review and program, the "Year 2000 Problem" will not, or is not reasonably likely to, have a material adverse effect on the Company, and further, the statements contained under the caption "Risk Factors - We face risks in connection with the year 2000" in the Preliminary Prospectus Supplement and the Prospectus Supplement relating to the Common Stock are true.


        REDEMPTION PROVISIONS: None

        LOCK-UP PROVISIONS: 90 days, unless otherwise approved by Lehman
                            Brothers Inc. or Salomon Smith Barney, Inc.

        NUMBER OF OPTION SECURITIES: 750,000 to cover over-allotment

        OTHER TERMS AND CONDITIONS:


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               1. The respective obligations of the Underwriters hereunder are subject to the accuracy when made on the Delivery Date, of the representations and warranties of the Company contained herein and in the Underwriting Agreement, to the performance by the Company of its obligations hereunder and thereunder, and to each of the following terms and conditions:

                      a. Prior to the applicable Delivery Date, the Company
               shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

                      b. Cooley Godward LLP shall have furnished to the
               Representatives their written opinion, as counsel to the Company, addressed to the Underwriters and dated the applicable Delivery Date, in form and substance reasonably satisfactory to the Representatives, to the effect that:

                             i) The statements contained in the Prospectus
                      Supplement under the captions "Management -- Executive Compensation" and "Principal Stockholders," insofar as they describe charter documents, contracts, statutes, rules and regulations and other legal matters, constitute an accurate summary thereof in all material respects;

                             ii) The statements contained in the Prospectus
                      Supplement under the caption "U.S. Federal Income Tax Consequences to Non-U.S. Holders," insofar as they describe federal statutes, rules and regulations, constitute an accurate summary thereof in all material respects.

        2. In accordance with Section 7(a) of the Underwriting Agreement the Underwriters severally confirm and the Company acknowledges that the statements with respect to the public offering of the Common Stock by the Underwriters set forth in the last paragraph on the cover page of, and the information contained in the paragraphs entitled "Miscellaneous" under the caption "Underwriting" in, the Prospectus Supplement are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Registration Statement, Prospectus and Prospectus Supplement.

        3. Notices to Underwriters:

                             Lehman Brothers Inc.
                             3 World Financial Center
                             New York, NY   10285
                             Attention:  Legal Department


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                             Salomon Smith Barney Inc.
                             388 Greenwich St.
                             New York, NY   10013
                             Attention:  Legal Department


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                                        Very truly yours,


                                        Lehman Brothers Inc.
                                        Salomon Smith Barney Inc.
                                        Merrill Lynch, Pierce, Fenner & Smith
                                        Incorporated
                                        Hambrecht & Quist LLC
                                        J. P. Morgan Securities Inc.

                                        For itself and as Representative of the
                                        several Underwriters named above

                                        By  LEHMAN BROTHERS INC.


                                        By /s/ Perry Hoffmeister
                                          --------------------------------------
                                          Perry Hoffmeister
                                          Managing Director


Accepted:
--------

METRICOM, INC.


By /s/ Timothy A. Dreisbach
  ------------------------------------
Name: Timothy A. Dreisbach
Title: President and CEO


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